Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter and Full Year 2021 Results

CHICAGO, IL, March 2, 2022 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2021. The Board of Directors of Monroe also declared its first quarter distribution of $0.25 per share, payable on March 31, 2022 to stockholders of record on March 16, 2022.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2021 Financial Highlights

•	Net Investment Income of $5.4 million, or $0.25 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.4 million, or $0.25 per share

•	Net increase in net assets resulting from operations of $6.8 million, or $0.32 per share
•	Net Asset Value (“NAV”) of $249.5 million, or $11.51 per share

•	Paid quarterly dividend of $0.25 per share on December 31, 2021

Full Year 2021 Financial Highlights

•	Net investment income of $22.2 million, or $1.03 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $22.5 million, or $1.04 per share

•	Net increase in net assets resulting from operations of $32.5 million, or $1.51 per share

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong and consistent financial results. During the fourth quarter, we reported our seventh consecutive quarterly increase in our Net Asset Value. Adjusted Net Investment Income for the quarter covered our dividend and our current annual cash dividend to shareholders is approximately 9.2%(1). The M&A market continues to be very active, and we are well positioned to support the financing needs of our clients that have resilient business models and positive long-term outlooks. As part of the Monroe Capital platform we are a significant player in providing private credit in the lower middle market and our new deal pipeline remains strong for both sponsored and non-sponsored transactions. As always, we continue to be focused on adhering to our underwriting principles and generating strong risk-adjusted returns to create shareholder value.”

(1) Based on an annualized dividend and closing share price as of March 1, 2022.

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

We are pleased to report Adjusted Net Investment Income of $5.4 million or $0.25 per share for the quarter ended December 31, 2021. This compares with $6.4 million or $0.30 per share for the quarter ended September 30, 2021. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.06 per share, or 0.5%, to $249.5 million or $11.51 per share as of December 31, 2021, compared to $246.7 million or $11.45 per share as of September 30, 2021. The NAV increase of $0.06 per share was primarily the result of net realized and unrealized gains on the portfolio.

During the quarter, MRCC’s regulatory debt-to-equity leverage increased from 1.11 times debt-to-equity to 1.13 times debt-to equity. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2021	September 30, 2021
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$561,693	$553,744
Total assets	$590,458	$579,451
Total net assets	$249,471	$246,650
Net asset value per share	$11.51	$11.45

	For the quarter ended
	December 31, 2021	September 30, 2021

Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,373	$6,312
Adjusted net investment income (2)	$5,401	$6,383
Net gain (loss)	$1,462	$927
Net increase (decrease) in net assets resulting from operations	$6,835	$7,239

Per share data:
Net investment income	$0.25	$0.29
Adjusted net investment income (2)	$0.25	$0.30
Net gain (loss)	$0.07	$0.05
Net increase (decrease) in net assets resulting from operations	$0.32	$0.34

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 96 portfolio companies, with a total fair value of $561.7 million as of December 31, 2021, as compared to debt and equity investments in 97 portfolio companies, with a total fair value of $553.7 million, as of September 30, 2021. The Company’s portfolio consists primarily of first lien loans, representing 84.6% of the portfolio as of December 31, 2021, and 84.8% of the portfolio as of September 30, 2021. As of December 31, 2021, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.9% and 8.0%, respectively, as compared to the weighted average contractual and effective yield of 7.9% and 7.9%, respectively, as of September 30, 2021. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of December 31, 2021, 2.6% of the Company’s total investments at fair value were on non-accrual as compared to 3.1% as of September 30, 2021.

Financial Review

Results of Operations: Fourth Quarter 2021

Net Investment Income for the quarter ended December 31, 2021 totaled $5.4 million, or $0.25 per share, compared to $6.3 million, or $0.29 per share, for the quarter ended September 30, 2021. Adjusted Net Investment Income was $5.4 million, or $0.25 per share, for the quarter ended December 31, 2021, compared to $6.4 million, or $0.30 per share, for the quarter ended September 30, 2021. Investment income for the quarter ended December 31, 2021 totaled $13.0 million, compared to $15.2 million for the quarter ended September 30, 2021, which included $1.7 million in additional interest and dividend income as certain investments were returned to accrual status due to improvements in underlying credit performance. Total expenses for the quarter ended December 31, 2021 totaled $7.7 million, compared to $8.9 million for the quarter ended September 30, 2021. The $1.2 million decrease in expenses during the quarter was primarily driven by lower incentive fees, net of associated fee waivers, as a result of lower net investment income.

Net gain (loss) was $1.5 million for the quarter ended December 31, 2021, compared to $0.9 million for the quarter ended September 30, 2021. Net realized and unrealized gains (losses) on investments were $1.6 million for the quarter. Other net gains (losses) totaled ($0.1) million for the quarter ended December 31, 2021, comprised of net realized and unrealized gains on foreign currency forward contracts and other foreign currency transactions.

Net increase (decrease) in net assets resulting from operations was $6.8 million, or $0.32 per share, for the quarter ended December 31, 2021, compared to $7.2 million, or $0.34 per share, for the quarter ended September 30, 2021.

Results of Operations: Full Year 2021

Net investment income for the year ended December 31, 2021 totaled $22.2 million, or $1.03 per share, compared to $30.4 million, or $1.45 per share, for the year ended December 31, 2020. Adjusted Net Investment Income was $22.5 million, or $1.04 per share, for the year ended December 31, 2021, compared to $30.8 million, or $1.47 per share, for the year ended December 31, 2020. Total investment income for the year ended December 31, 2021 totaled $53.8 million, compared to $61.6 million for the year ended December 31, 2020. The $7.8 million decrease as compared to the prior year was primarily the result of the inclusion of $7.4 million of previously unrecorded interest and fee income associated with the Company’s investment in Rockdale Blackhawk, LLC during the year ended December 31, 2020. Total expenses, net of incentive fee and management fee waivers, for the year ended December 31, 2021 totaled $31.7 million, compared to $31.2 million for the year ended December 31, 2020. The $0.5 million increase during the year was primarily driven by an increase in incentive fees, net of associated fee waivers, partially offset by a decrease in interest expense as a result of lower average debt outstanding. There were zero incentive fee limitations during the year ended December 31, 2021 compared to $5.0 million for the year ended December 31, 2020 due to the total return requirement. Please refer to the Company’s Form 10-K for additional information on the incentive fee calculation and associated limitation.

Net gain (loss) was $10.3 million for the year ended December 31, 2021, compared to ($28.7) million for the year ended December 31, 2020. During the year ended December 31, 2021, the increase in net gain was primarily attributable to unrealized gains related to specific credit or fundamental performance of underlying portfolio companies, a significant portion of which was as a result of the recovery of underlying portfolio companies from the economic impact of COVID-19.

Net increase (decrease) in net assets resulting from operations was $32.5 million, or $1.51 per share, for the year ended December 31, 2021, compared to $1.6 million, or $0.08 per share, for the year ended December 31, 2020.

Liquidity and Capital Resources

At December 31, 2021, the Company had $2.6 million in cash, $15.5 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $151.0 million of debt outstanding on its revolving credit facility, $130.0 million of debt outstanding on its 2026 Notes, and $56.9 million in outstanding SBA debentures. As of December 31, 2021, the Company had approximately $104.0 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

SBIC Subsidiary

As of December 31, 2021, MRCC SBIC had $57.6 million in leverageable capital, $15.5 million in cash and $87.2 million in investments at fair value. As of December 31, 2021, the Company had $56.9 million in SBA debentures outstanding. On March 1, 2022, utilizing a borrowing on the Company’s revolving credit facility and available cash, MRCC SBIC repaid all of its remaining SBA debentures and transferred its positions to MRCC. Additionally, MRCC SBIC notified the SBA of its intent to surrender its license to operate as an SBIC. While the repayment of the SBA debentures will increase the level of regulatory leverage at MRCC, it reduced total consolidated leverage, all other things being equal. This should reduce the drag associated with the restricted cash balances historically held at MRCC SBIC and positively impact net investment income and earnings going forward.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of December 31, 2021, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $41.1 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $41.3 million at September 30, 2021. During the quarter ended December 31, 2021, the Company received an income distribution from SLF of $1.0 million, compared to the $1.0 million received during the quarter ended September 30, 2021. During the year ended December 31, 2021, the Company received income distributions from SLF of $4.3 million, compared to the $4.4 million received for the year ended December 31, 2020. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased value by 0.3% during the quarter, from 99.1% of amortized cost as of September 30, 2021 to 98.8% of amortized cost as of December 31, 2021.

As of December 31, 2021, SLF had total assets of $194.6 million (including investments at fair value of $189.1 million), total liabilities of $112.4 million (including borrowings under the $175.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $94.8 million) and total members’ capital of $82.2 million. As of September 30, 2021, SLF had total assets of $196.6 million (including investments at fair value of $192.5 million), total liabilities of $114.0 million (including borrowings under the SLF Credit Facility of $104.6 million) and total members’ capital of $82.6 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2021		September 30, 2021
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$5,373	$0.25	$6,312	$0.29
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	28	—	71	0.01
Adjusted Net Investment Income	$5,401	$0.25	$6,383	$0.30

	For the year ended
	December 31, 2021		December 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$22,168	$1.03	$30,388	$1.45
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	282	0.01	370	0.02
Adjusted Net Investment Income	$22,450	$1.04	$30,758	$1.47

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2021 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, March 3, 2022 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #9853699.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2021 to be filed with the SEC (www.sec.gov) on March 2, 2022.

First Quarter 2022 Distribution

The Board of Directors of Monroe declared its first quarter distribution of $0.25 per share, payable on March 31, 2022 to stockholders of record on March 16, 2022. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the SEC.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2021	September 30, 2021	December 31, 2020
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$430,287	$416,667	$398,040
Non-controlled affiliate company investments	90,281	95,746	109,715
Controlled affiliate company investments	41,125	41,331	39,284
Total investments, at fair value (amortized cost of: $576,178, $582,828 and $596,103, respectively)	561,693	553,744	547,039
Cash	2,622	7,031	6,769
Restricted cash	15,459	8,045	25,657
Unrealized gain on foreign currency forward contracts	781	863	—
Interest receivable	9,476	9,389	4,606
Other assets	427	379	1,052
Total assets	590,458	579,451	585,123

LIABILITIES
Debt:
Revolving credit facility	151,045	144,425	126,559
2023 Notes	—	—	109,000
2026 Notes	130,000	130,000	—
SBA debentures payable	56,900	56,900	115,000
Total debt	337,945	331,325	350,559
Less: Unamortized deferred financing costs	(5,794)	(6,318)	(7,052)
Total debt, less unamortized deferred financing costs	332,151	325,007	343,507
Interest payable	3,304	1,334	2,764
Unrealized loss on foreign currency forward contracts	—	—	113
Management fees payable	2,454	2,399	1,978
Incentive fees payable	435	1,578	—
Accounts payable and accrued expenses	2,643	2,448	2,327
Directors' fees payable	—	35	—
Total liabilities	340,987	332,801	350,689
Net assets	$249,471	$246,650	$234,434

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666, 21,544, and 21,304 shares issued and outstanding, respectively	$22	$22	$21
Capital in excess of par value	298,687	297,586	294,897
Accumulated undistributed (overdistributed) earnings	(49,238)	(50,958)	(60,484)
Total net assets	$249,471	$246,650	$234,434
Net asset value per share	$11.51	$11.45	$11.00

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020

	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,574	$8,495	$33,381	$42,928
Payment-in-kind interest income	550	405	1,836	3,928
Dividend income	116	234	400	10
Fee income	166	288	1,231	3,222
Total investment income from non-controlled/non-affiliate company investments	9,406	9,422	36,848	50,088
Non-controlled affiliate company investments:
Interest income	925	1,561	5,150	2,098
Payment-in-kind interest income	1,444	2,508	6,484	4,848
Dividend income	203	698	987	147
Fee income	36	—	36	—
Total investment income from non-controlled affiliate company investments	2,608	4,767	12,657	7,093
Controlled affiliate company investments:
Dividend income	1,025	1,025	4,325	4,400
Total investment income from controlled affiliate company investments	1,025	1,025	4,325	4,400
Total investment income	13,039	15,214	53,830	61,581

Operating expenses:
Interest and other debt financing expenses	3,855	3,924	16,074	17,989
Base management fees	2,454	2,399	9,514	9,807
Incentive fees	862	1,578	3,690	712
Professional fees	283	264	1,013	1,023
Administrative service fees	337	327	1,357	1,300
General and administrative expenses	239	304	1,072	989
Directors' fees	35	35	144	145
Expenses before base management fee and incentive fee waivers	8,065	8,831	32,864	31,965
Base management fee waivers	—	—	—	(430)
Incentive fee waivers	(427)	—	(1,484)	(712)
Total expenses, net of base management fee and incentive fee waivers	7,638	8,831	31,380	30,823
Net investment income before income taxes	5,401	6,383	22,450	30,758
Income taxes, including excise taxes	28	71	282	370
Net investment income	5,373	6,312	22,168	30,388

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(7,659)	(9,435)	(16,127)	2,551
Non-controlled affiliate company investments	(5,387)	—	(5,637)	—
Extinguishment of debt	—	(336)	(3,110)	—
Foreign currency forward contracts	7	20	(48)	(16)
Foreign currency and other transactions	(1)	(880)	(895)	(14)
Net realized gain (loss)	(13,040)	(10,631)	(25,817)	2,521

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	7,682	11,222	27,788	(20,397)
Non-controlled affiliate company investments	7,123	(1,076)	4,950	(7,034)
Controlled affiliate company investments	(206)	(54)	1,841	(3,128)
Foreign currency forward contracts	(82)	530	894	(54)
Foreign currency and other transactions	(15)	936	635	(650)
Net change in unrealized gain (loss)	14,502	11,558	36,108	(31,263)

Net gain (loss)	1,462	927	10,291	(28,742)

Net increase (decrease) in net assets resulting from operations	$6,835	$7,239	$32,459	$1,646

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.29	$1.03	$1.45
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.32	$0.34	$1.51	$0.08
Weighted average common shares outstanding - basic and diluted	21,599	21,544	21,453	20,924

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Interest income	$8,833	$9,444	$35,738	$42,640
Payment-in-kind interest income	1,994	2,913	8,320	8,776
Dividend income	1,344	1,957	5,712	4,557
Fee income	202	288	1,267	3,222
Prepayment gain (loss)	421	372	1,691	1,133
Accretion of discounts and amortization of premiums	245	240	1,102	1,253
Total investment income	$13,039	$15,214	$53,830	$61,581

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Interest expense - revolving credit facility	$1,328	$1,209	$4,593	$5,594
Interest expense - 2023 Notes	—	—	837	6,270
Interest expense - 2026 Notes	1,543	1,544	5,763	—
Interest expense - SBA debentures	456	632	2,676	3,944
Amortization of deferred financing costs	528	539	2,205	2,181
Total interest and other debt financing expenses	$3,855	$3,924	$16,074	$17,989

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2021 Senior Lender of the Year, 2021 Lower Mid-Market Lender of the Year, Americas; Creditflux as the 2021 Best U.S. Direct Lending Fund; Global M&A Network as the 2021 Mid-Markets Lender of the Year, U.S.A.; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:         Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com